Exhibit 99.1

W&T Offshore Announces Second Quarter 2021 Results

HOUSTON, August 3, 2021 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the second quarter 2021.

Key highlights included:

●	Produced 40,888 barrels of oil equivalent per day (“Boe/d”), or 3.7 million Boe (45% liquids), in the second quarter of 2021, above the midpoint of W&T’s guidance range and reflecting a 3% increase from the first quarter of 2021;
●	Reported net loss of $51.7 million or $0.36 per share and Adjusted Net Income[1] of $2.2 million or $0.02 per share in the second quarter of 2021;
●	Generated Adjusted EBITDA[1] of $49.8 million for the second quarter of 2021;
●	Generated Free Cash Flow[1] of $18.7 million in the second quarter of 2021; for the first half of 2021 W&T has generated $58.7 million of free cash flow;
●	Reported mid-year 2021 SEC proved reserves, based on a reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”), were 158.9 MMBoe, representing a reserve replacement ratio of nearly 300% of production for the first half of 2021. Proved reserves include upward revisions due to higher SEC base pricing and positive reserve revisions from field performance, partially offset by year-to-date production;
o	Utilizing NYMEX strip pricing as of July 1, 2021, mid-year proved reserves were 165.7 MMBoe;
●	Calculated the present value discounted at 10% (“PV-10”) of mid-year 2021 proved reserves of $1.0 billion (before consideration of cash outflows related to asset retirement obligations), an increase of 39% compared with $741 million at year-end 2020;
o	Utilizing NYMEX strip pricing as of July 1, 2021, mid-year PV-10 was $1.5 billion, (before consideration of cash outflows related to asset retirement obligations);
●	Enhanced capital structure with a $215 million first-lien secured term loan that is non-recourse to the W&T parent company and its subsidiaries (other than its Mobile Bay subsidiaries) and amortized over seven years at a fixed interest rate of 7%;
o	Transaction significantly increased the Company’s cash position and paid down the reserve-based lending facility (“RBL”) completely; and
●	Announced participation in drilling of a high potential, lower risk deepwater exploratory prospect in the Mississippi Canyon area.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “We continued to deliver strong operational and financial results in the second quarter and believe that the improved commodity price environment and our commitment to expanding margins will lead to a very good second half of 2021. We continue to generate strong Adjusted EBITDA and free cash flow with $58.7 million of free cash flow generated thus far in 2021. As a reminder, during the first quarter of this year, we paid down $32 million of our RBL with a portion of that free cash flow. In addition to the strong quarterly results, we completed a financial transaction in May that meaningfully improved our financial flexibility by more efficiently utilizing the collateral value of our Mobile Bay Area assets, allowing us to pay off our existing RBL balance of $48 million, and adding significant cash to the balance sheet. This transaction does not impact us operationally or affect our ability to generate significant free cash flow and it allows us to take advantage of the long-lived nature of our

1 Adjusted Net (Loss) Income, Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures, which are described in more detail and reconciled to the most comparable GAAP measures in the attached tables below under “Non-GAAP Information.”

Mobile Bay assets. Importantly, it provides us the dry powder we need to continue to accretively grow W&T through attractive producing property acquisitions. We believe that market conditions in the Gulf of Mexico remain very favorable for accretive acquisitions.”

“After a difficult pricing environment in 2020, we have seen a strong recovery in crude oil and natural gas prices that has positively impacted our reserves and the PV-10 value of our reserves.  We remain confident in our strong asset base which is evident in our mid-year 2021 reserve report that included 6.5 MMBoe of positive revisions due to field performance which nearly offset our year-to-date production of 7.3 MMBoe and we saw a positive revision of 15.3 MMBoe due to improved prices. The PV-10 of our reserves increased 39% using mid-year SEC pricing and increased 102% using July 1, 2021 NYMEX strip pricing.”

“With our further improved balance sheet, increased cash position and strong projected cash flow generation, we have positioned W&T to actively pursue opportunities and continue to deliver on our strategic vision,” concluded Mr. Krohn.

For the second quarter of 2021, W&T reported a net loss of $51.7 million, or $0.36 per share.  After primarily excluding a $66.1 million unrealized commodity derivative loss, the Company’s Adjusted Net Income was $2.2 million, or $0.02 per share. In the second quarter of 2020, W&T reported a net loss of $5.9 million, or $0.04 per share, which included a $38.0 million unrealized commodity derivative loss, a $29.0 million non-cash gain on debt transaction, and $8.7 million of deferred tax benefit. Adjusted Net Loss for the second quarter of 2020 was $2.2 million, or $0.02 per share. In the first quarter of 2021, net loss was $0.7 million, or $0.01 per share, which included a $16.3 million unrealized commodity derivative loss. For that same period, Adjusted Net Income was $15.9 million or $0.11 per share.

Adjusted EBITDA for the second quarter of 2021 totaled $49.8 million, a decrease of 14% compared to $57.6 million in the first quarter of 2021 primarily due to increased operating expenses related to increased activity, employee retention credit received during the first quarter but not during the second quarter of 2021, and realized derivatives losses. Second quarter 2021 Adjusted EBITDA increased 18% from $42.1 million in the second quarter of 2020 primarily due to higher commodity prices, partially offset by higher expenses as a result of reductions in credits to expense from prior period royalty adjustments and Paycheck Protection Program (“PPP”) funds, higher incentive compensation costs in the second quarter of 2021 compared to the prior year period, and realized derivative losses.

Free Cash Flow for the second quarter of 2021 totaled $18.7 million, a slight decrease compared with $20.8 million in the second quarter of 2020, and down from $40.0 million in the first quarter of 2021, primarily driven by higher asset retirement obligation (“ARO”) settlements, increased capital expenditures and other factors that similarly affected Adjusted EBITDA as previously described.

Production, Prices and Revenues: Production for the second quarter of 2021 was 40,888 Boe/d or 3.7 MMBoe, an increase of 3% compared to 39,657 Boe/d in the first quarter of 2021 and down 3% versus 42,037 Boe/d in the second quarter of 2020.  Production for the second quarter of 2021 was above the midpoint of guidance due to better run time efficiency and uplift from a successful workover. Second quarter 2021 production was comprised of 1.4 million barrels (“MMBbls”) of oil, 0.3 MMBbls of natural gas liquids (“NGLs”) and 12.2 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 45% of total production in the second quarter of 2021.

For the second quarter of 2021, W&T’s average realized crude oil sales price was $65.11 per barrel, average realized NGL sales price was $26.18 per barrel and average realized natural gas sales price was $2.66 per Mcf.  The Company’s combined average realized sales price for the second quarter of 2021 was $34.75 per Boe, which was in line with $34.66 per Boe that was realized in the first quarter of 2021 and an increase of 147% compared to $14.10 per Boe in the second quarter of 2020.

Revenues for the second quarter of 2021 increased 6% to $132.8 million compared to $125.6 million in the first quarter of 2021, and increased by 140% compared to $55.2 million in the second quarter of 2020.  The quarter-over-quarter increase was driven primarily by increased production and slightly higher realized commodity prices.  The year-over-year increase was driven by significantly improved commodity prices, despite slightly lower production.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $47.6 million in the second quarter of 2021 compared to $42.4 million in the first quarter of 2021 and $28.3 million in the second quarter of 2020.  On a component basis for the second quarter of 2021, base lease operating expenses plus insurance premiums were $41.3 million, workovers were $1.9 million and facilities maintenance and repairs expenses were $4.4 million. On a unit of production basis, LOE was $12.78 per Boe in the second quarter of 2021, up 8% from $11.87 per Boe in the first quarter of 2021, and up 73% from $7.40 per Boe in the second quarter of 2020. The large year-over-year increase was primarily related to much lower LOE in the second quarter of 2020 that benefited from $3.1 million in refunds of amounts previously paid to the Office of Natural Resources Revenue, $2.3 million in expense reimbursements from W&T’s PPP funds, lower activity levels, cost cutting in response to significantly lower pricing in 2020 and credits to expense related to finalization of the Mobile Bay acquisition.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $6.8 million, or $1.82 per Boe in the second quarter of 2021, compared to $6.3 million, or $1.77 per Boe in the first quarter of 2021, and $4.4 million, or $1.16 per Boe in the second quarter of 2020. Gathering and transportation costs increased year-over-year primarily due to lower costs in the prior year period that were impacted by credits to expense associated with the finalization of the Mobile Bay acquisition, while production taxes increased primarily due to higher realized natural gas prices.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $8.32 per Boe of production for the second quarter of 2021 compared to $7.46 per Boe for the first quarter of 2021 and $7.71 per Boe for the second quarter of 2020.  The DD&A rate in the second quarter of 2021 increased from the first quarter of 2021 and year-over-year primarily due to the increase in future development costs associated with larger proved reserves.

General and Administrative Expenses (“G&A”):  G&A was $14.0 million for the second quarter of 2021, compared to $10.7 million in the first quarter of 2021 and $5.6 million for the second quarter of 2020.  The increase in sequential quarter G&A cost was driven primarily by an employee retention credit that reduced costs in the prior quarter. The large year-over-year increase resulted from credits to expense of $5.0 million from W&T’s PPP funds and lower incentive compensation expense that benefited the second quarter of 2020.  On a unit of production basis, G&A was $3.76 per Boe in the second quarter of 2021, $3.00 per Boe in the first quarter of 2021, and $1.47 per Boe in the second quarter of 2020.

Derivative (Gain) Loss: In the second quarter of 2021, W&T recorded a net derivative loss of $81.4 million, of which $66.1 million was an unrealized commodity derivative loss.  This compared to a net derivative loss of $24.6 million in the first quarter of 2021 of which $16.3 million was an unrealized commodity derivative loss and a net derivative loss of $15.4 million in the second quarter of 2020 which consists of a $38.0 million unrealized commodity derivative loss and a $22.6 million realized commodity derivative gain.    During the second quarter of 2021, the Company utilized a portion of the proceeds from the new first-lien secured term loan to enter into natural gas swap, put and call contracts to cover debt service over the term of the loan.  The cost of the $25.6 million in cash premiums paid to purchase put and call options to retain the upside of higher natural gas prices will be amortized over the life of the derivatives.

A summary of the Company’s current outstanding derivative positions is included in the tables below.  A detailed listing of all hedging positions is maintained on W&T’s web site in the “Investors” section under the “Financial Info” tab.

Interest Expense: Interest expense, net as reported in the income statement, in the second quarter of 2021 was $16.5 million compared with $15.0 million in the first quarter of 2021 and $14.8 million in the second quarter of 2020.  The increase in interest expense in the second quarter of 2021 related to interest on the $215 million first lien secured term loan that closed during the quarter.

Income Tax:  W&T recorded an income tax benefit of $12.7 million in the second quarter of 2021 compared to an income tax benefit of $0.2 million in the first quarter of 2021 and an income tax benefit of $8.7 million in the second quarter of 2020.  For the three months ended June 30, 2021, W&T’s income tax benefit differed from the statutory Federal tax rate primarily by the impact of state income taxes. For the three months ended June 30, 2020, the Company’s effective tax rate primarily differed from the statutory Federal tax rate for adjustments recorded related to the enactment of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) on March 27, 2020.  W&T’s effective tax rate was 19.8% for the three months ended June 30, 2021 and 59.7% for the three months ended June 30, 2020.

As of June 30, 2021, W&T’s deferred tax valuation allowance was $22.8 million. The Company continually evaluates the need to maintain a valuation allowance on its deferred tax assets. Any future reduction of a portion or all of the valuation allowance would result in a non-cash income tax benefit in the period the decision occurs. W&T is not currently forecasting any cash income tax expense for the near-term.

Enhancement to Capital Structure

In May 2021, W&T enhanced its capital structure by entering into a transaction with its wholly-owned special purpose vehicles (the “SPVs”) and Munich Re Reserve Risk Financing, Inc. ("MRRF"). In this transaction, the Company transferred 100% of its Mobile Bay Area producing assets (the “Mobile Bay Assets”) and related gas treatment facilities to the SPVs in return for the net cash proceeds from a $215 million first-lien non-recourse term loan to the SPVs provided by MRRF. Through its 100% ownership in the SPVs, W&T retains the upside value in the Mobile Bay Assets.  The term loan is non-recourse to W&T and is amortized over seven years at a fixed interest rate of 7%.  The transaction provides long-term capital without maintenance covenants or borrowing base redetermination requirements and with no covenants at the parent level. It more efficiently utilizes existing collateral value to generate larger front-end cash proceeds to better capitalize the Company, as this term loan offers a greater loan-to-value amount than W&T’s RBL, at a reasonable cost.

A portion of the proceeds to the Company from the transaction were used to repay the $48 million outstanding balance on its RBL and to enter into commodity hedging contracts related to the anticipated future production of the Mobile Bay Assets, that are included in the hedging tables below.  The majority of the proceeds to W&T are expected to be used for general corporate purposes, including oil and gas acquisitions, development activities, and other opportunities to grow W&T’s broader asset base.  The Company anticipates an adjustment to its borrowing base under its RBL as a result of the transfer of the Mobile Bay Assets to the SPVs.  The combination of the cash provided by this transaction along with the amended RBL is expected to provide the Company significant liquidity.

Since the SPVs are consolidated into W&T, there are no changes in the reporting of production, earnings, cash flow, or reserves.  Second quarter 2021 results reflect the additional interest expense associated with the term loan.

Balance Sheet, Cash Flow and Liquidity: Net cash provided by operating activities for the three months ended June 30, 2021 was $1.2 million, which was reduced by $25.6 million in derivative premiums paid in conjunction with the new first-lien secured term loan, higher ARO settlements, higher realized derivative losses, and increased operating expenses. In the second quarter of 2021, W&T utilized a portion of the proceeds from the MRRF transaction to pay off the remaining $48 million balance on its RBL.  The Company recently executed an amendment and waiver with its banking group that defers the Spring 2021 borrowing base redetermination under its RBL until early October.  During the interim time period, W&T will not have access to the credit facility, which remains fully undrawn, but the Company has a very strong cash balance for use as needed.  On June 30, 2021, cash and cash equivalents totaled $209.1 million.    The Company is actively monitoring the debt capital markets and intends to seek financing with longer tenors and market based covenants to continue to provide working and potential acquisition capital.

Currently, total debt is $754.7 million, consisting of the balance of the MRRF term loan of $208.3 million, and $546.4 million of 9.75% Senior Second Lien Notes Due 2023, net of amortized debt issuance costs for both transactions.  W&T is currently in compliance with all applicable covenants of the Credit Agreement and the Senior Secured Second Lien Notes indenture.

Capital Expenditures:  Per the Statement of Cash Flows, capital expenditures, excluding changes in working capital associated with investing activities, were $4.3 million in the second quarter of 2021, and $5.9 million for the six months ended June 30, 2021. As previously disclosed, W&T’s 2021 estimated capital budget of $30 million to $60 million (excluding potential acquisitions) is weighted toward the second half of 2021. The Company also expended $10.3 million in ARO settlement costs during the second quarter of 2021, and $11.2 million for the six months ended June 30, 2021.

Environmental, Social and Governance (“ESG”) Commentary

W&T issued its 2020 initial corporate ESG report in March 2021 and has since engaged in outreach with its large shareholders and ESG rating agencies to discuss its 2020 report for feedback and to begin data gathering for next year’s report. The 2020 report has an in-depth review of W&T’s ESG initiatives as well as related key performance indicators. In the creation of its inaugural report, the Company consulted the Sustainability Accounting Standards Board’s (“SASB”) Oil and Gas Exploration and Production Sustainability Accounting Standard, the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”), and other reporting guidance from industry frameworks and standards.

Several recent ESG initiatives undertaken by W&T include:

•	Reduced GHG emissions through the consolidation of its two Mobile Bay treating facilities into one plant in early 2021;
•	Increased diversity of its officers and board members such that 36% are now women/minorities; and
•	Implemented changes in employee and executive compensation via its annual bonus program that now ties ESG performance to stated goals.

Mid-Year 2021 Proved Reserves: As calculated by NSAI, W&T’s independent reserve engineering consultants, SEC proved reserves as of June 30, 2021 totaled 158.9 MMBoe compared with 144.4 MMBoe at year-end 2020. Strong positive revisions of previous estimates from field performance of 6.5 MMBoe in the first six months of 2021 nearly offset year-to-date 2021 production of 7.3 MMBoe, without any additional drilling to-date in 2021. W&T also recorded positive revisions due to SEC price changes of 15.3 MMBoe. The mid-year 2021 reserves, which were 87% proved developed producing and proved developed non-producing, were 36% liquids. Utilizing NYMEX strip pricing as of July 1, 2021, mid-year proved reserves were 165.7 MMBoe.

The PV-10 of mid-year 2021 proved reserves utilizing SEC pricing was $1.0 billion (before consideration of cash outflows related to asset retirement obligations), an increase of 39% compared with $741 million at year-end 2020. Utilizing NYMEX strip pricing as of July 1, 2021, mid-year PV-10 was $1.5 billion, (before consideration of cash outflows related to asset retirement obligations).

Mid-year 2021 SEC reserves and PV-10 were based on an average crude oil price of $47.78 per barrel (compared with $37.78 at year-end 2020) and an average natural gas price of $2.50 per Mcf (compared with $2.05 at year-end 2020), after adjustments for quality, transportation fees, energy content, and regional price differentials and excludes provision for asset retirement obligations or income taxes. Mid-year 2021 NYMEX strip pricing as of July 1, 2021 was based on an average crude oil price of $57.80 per barrel and an average natural gas price of $2.96 per Mcf.

OPERATIONS UPDATE

W&T continues development operations on the Cota well at East Cameron 338/349 that was drilled in 2020, with initial production expected in the fourth quarter of 2021.  The well is in over 290 feet of water and was drilled to a total depth of over 6,000 feet and encountered approximately 100 feet of net oil pay. The Company has an initial 30% working interest in the Cota well but the interest will increase to 38.4% once the well is brought online and certain performance thresholds are met.  W&T did not initiate new drilling activity in the first half of 2021 as it plans for its capital investment program to be weighted toward the second half of 2021.

While W&T continues to proceed with preparing its internally generated prospects for potential drilling later this year and into 2022, the Company recently became a working interest owner in a third-party operated exploratory opportunity in the deepwater Mississippi Canyon area. Based on its internal assessment, W&T believes the well is a high potential but relatively lower risk opportunity located in the “Flex Trend” area, where W&T has had significant experience and success.  Furthermore, assuming success, it could de-risk additional drilling opportunities that W&T has in the area. This prospect was identified using high-quality 3D seismic and reprocessing and has multiple objectives located beneath a salt overhang. This high potential oil play ties directly to analogous fields in the area and has significant upside. W&T has a 25% working interest and the well has just recently spudded.

Well Recompletions and Workovers: During the second quarter of 2021, the Company performed one workover that in total added approximately 700 net Boe/d to production.  W&T currently plans to continue to perform recompletions and workovers that meet economic thresholds.

Third Quarter and Full Year 2021 Production and Expense Guidance

The guidance for the third quarter and full year 2021 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

	Third Quarter	Full Year
Production	2021	2021

Oil (MMBbls)	1.28 - 1.41	5.19 - 5.44

NGL's (MMBbls)	0.38 - 0.41	1.47 - 1.54

Natural Gas (Bcf)	11.3 - 12.5	45.6 - 47.9

Total (MMBoe)	3.5 - 3.9	14.2 - 15.0

Total (Boe/d)	38,500 - 42,500	39,000 - 41,000

Operating Expenses	Third Quarter	Full Year
($ in millions)	2021	2021

Lease operating expenses	$45 - $50	$158 - $174

Gathering, transportation & production taxes	$6.3 - $6.9	$26 - $27

General and administrative	$14.0 - $15.5	$52 - $55

Current income tax expense rate	0%	0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday August 4, 2021, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).  Interested parties may participate by dialing (844) 739-3797.  International parties may dial (412) 317-5713.  Participants should request to connect to the “W&T Offshore Conference Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development. The Company currently has working interests in 41 producing fields in federal and state waters and has under lease approximately 622,000 gross acres, including approximately 435,000 gross acres on the Gulf of Mexico Shelf and approximately 187,000 gross acres in the Gulf of Mexico deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

Revenues:
Oil	$88,013	$78,140	$30,645	$166,153	$115,295
NGLs	8,833	9,359	1,917	18,193	8,369
Natural gas	32,470	36,209	21,364	68,679	50,664
Other	3,512	1,939	1,315	5,451	5,041
Total revenues	132,828	125,647	55,241	258,476	179,369

Operating costs and expenses:
Lease operating expenses	47,552	42,357	28,313	89,909	83,088
Gathering, transportation costs and production taxes	6,780	6,315	4,444	13,095	10,809
Depreciation, depletion, amortization and accretion	30,952	26,637	29,483	57,589	68,609
General and administrative expenses	13,986	10,712	5,628	24,698	19,591
Derivative loss (gain)	81,440	24,578	15,414	106,020	(46,498)
Total costs and expenses	180,710	110,599	83,282	291,311	135,599
Operating (loss) income	(47,882)	15,048	(28,041)	(32,835)	43,770

Interest expense, net	16,530	15,034	14,816	31,564	31,926
Gain on debt transactions	—	—	(28,968)	—	(47,469)
Other expense, net	—	963	751	963	1,474
(Loss) income before income taxes	(64,412)	(949)	(14,640)	(65,362)	57,839
Income tax benefit	(12,740)	(203)	(8,736)	(12,944)	(2,237)
Net (loss) income	$(51,672)	$(746)	$(5,904)	$(52,418)	$60,076

Basic and diluted (loss) earnings per common share	$(0.36)	$(0.01)	$(0.04)	$(0.37)	$0.42

Weighted average common shares outstanding	142,244	142,151	141,597	142,197	141,571

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Net sales volumes:
Oil (MBbls)	1,352	1,377	1,414	2,729	3,241
NGL (MBbls)	337	392	410	729	905
Oil and NGLs (MBbls)	1,689	1,769	1,824	3,459	7,146
Natural gas (MMcf)	12,189	10,799	12,006	22,988	27,313
Total oil and natural gas (MBoe) (1)	3,721	3,569	3,826	7,290	8,699

Average daily equivalent sales (MBoe/d)	40.9	39.7	42.0	40.3	47.8

Average realized sales prices:
Oil ($/Bbl)	$65.11	$56.73	$21.67	$60.88	$35.57
NGLs ($/Bbl)	26.18	23.88	4.67	24.94	9.25
Oil and NGLs ($/Bbl)	57.33	49.45	17.85	53.30	29.82
Natural gas ($/Mcf)	2.66	3.35	1.78	2.99	1.85
Barrel of oil equivalent ($/Boe)	34.75	34.66	14.10	34.71	20.04

Average costs and expenses per Boe ($/Boe):
Lease operating expenses	$12.78	$11.87	$7.40	$12.33	$9.55
Gathering, transportation costs and production taxes	1.82	1.77	1.16	1.79	1.25
Depreciation, depletion, amortization and accretion	8.32	7.46	7.71	7.90	7.89
General and administrative expenses	3.76	3.00	1.47	3.39	2.25

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$209,148	$43,726
Receivables:
Oil and natural gas sales	50,220	38,830
Joint interest, net	11,750	10,840
Total receivables	61,970	49,670
Prepaid expenses and other assets	30,705	13,832
Total current assets	301,823	107,228

Oil and natural gas properties and other, net - at cost	8,604,828	8,588,356
Less accumulated depreciation, depletion, amortization and impairment	7,947,171	7,901,478
Oil and natural gas properties and other, net	657,657	686,878
Restricted deposits for asset retirement obligations	29,820	29,675
Deferred income taxes	107,337	94,331
Other assets	42,395	22,470
Total assets	$1,139,032	$940,582

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$51,242	$41,304
Undistributed oil and natural gas proceeds	28,688	19,167
Advances from joint interest partners	3,382	7,308
Asset retirement obligations	23,888	17,188
Accrued liabilities	100,426	30,033
Current portion of long-term debt	36,771	—
Total current liabilities	244,397	115,000

Long-term debt, net	717,916	625,286
Asset retirement obligations, less current portion	380,115	375,516
Other liabilities	56,387	33,066
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 145,236 issued and 142,367 outstanding at June 30, 2021; 145,174 issued and 142,305 outstanding at December 31, 2020	1	1
Additional paid-in capital	551,260	550,339
Retained deficit	(786,877)	(734,459)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(259,783)	(208,286)
Total liabilities and shareholders’ deficit	$1,139,032	$940,582

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020
Operating activities:
Net (loss) income	$(51,672)	$(746)	$(5,904)	$(52,418)	$60,076
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	30,952	26,637	29,483	57,589	68,609
Amortization of debt items and other items	948	2,019	2,057	2,967	3,682
Share-based compensation	466	454	1,019	921	2,067
Derivative loss (gain)	81,440	24,578	15,414	106,020	(46,498)
Derivative cash (payments) receipts, net	(36,525)	(4,604)	33,162	(41,130)	37,566
Gain on debt transactions	—	—	(28,968)	—	(47,469)
Deferred income taxes	(12,802)	(203)	(8,706)	(13,006)	(2,207)
Changes in operating assets and liabilities:
Oil and natural gas receivables	(289)	(11,101)	13,030	(11,390)	34,984
Joint interest receivables	3,484	(4,394)	(2,380)	(910)	4,743
Prepaid expenses and other assets	(10,030)	(7,575)	(7,506)	(17,605)	3,505
Income tax	(92)	—	2,008	(92)	2,008
Asset retirement obligation settlements	(10,251)	(962)	(1,915)	(11,213)	(2,164)
Cash advances from JV partners	(2,902)	(1,023)	(7,156)	(3,925)	5,850
Accounts payable, accrued liabilities and other	8,503	21,884	(24,484)	30,386	(31,274)
Net cash provided by operating activities	1,230	44,964	9,154	46,194	93,478

Investing activities:
Investment in oil and natural gas properties and equipment	(4,281)	(1,575)	(4,596)	(5,856)	(14,138)
Changes in operating assets and liabilities associated with investing activities	(1,320)	(1,758)	(1,778)	(3,078)	(25,811)
Acquisition of property interests	—	—	1,546	—	(456)
Purchases of furniture, fixtures and other	—	2	—	2	(70)
Net cash used in investing activities	(5,601)	(3,331)	(4,828)	(8,932)	(40,475)

Financing activities:
Borrowings on credit facility	—	—	25,000	—	25,000
Repayments on credit facility	(48,000)	(32,000)	(25,000)	(80,000)	(50,000)
Purchase of Senior Second Lien Notes	—	—	(15,394)	—	(23,930)
Proceeds from Term Loan	215,000	—	—	215,000
Debt transactions costs and other	(6,840)	—	—	(6,840)	—
Net cash provided by (used in) financing activities	160,160	(32,000)	(15,394)	128,160	(48,930)
Increase (decrease) in cash and cash equivalents	155,789	9,633	(11,068)	165,422	4,073
Cash and cash equivalents, beginning of period	53,359	43,726	47,574	43,726	32,433
Cash and cash equivalents, end of period	$209,148	$53,359	$36,506	$209,148	$36,506

W&T OFFSHORE, INC. AND SUBSIDIARIES

Financial Commodity Derivative Positions

As of August 3, 2021

			Weighted	Weighted	Weighted
		Avg. Daily	Avg	Avg	Avg
Production Period	Instrument	Volumes	Swap Price	Put Price	Call Price
W&T Excluding Aquasition, LLC
Crude Oil - WTI NYMEX:		(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Aug 2021 - Dec 2021	Swaps	4,000	$42.06
Jan 2022 - Nov 2022	Swaps	2,310	$49.99
Aug 2021 - Dec 2021	Costless Collars	1,973		$39.15	$57.41
Jan 2022 - Nov 2022	Costless Collars	2,222		$41.71	$58.91

Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Aug 2021 - Dec 2021	Swaps	10,000	$2.62
Jan 2022 - Nov 2022	Swaps	15,703	$2.60
Aug 2021 - Dec 2021	Purchased Calls	80,000			$3.25
Jan 2022 - Dec 2022	Purchased Calls	77,000			$3.24
Jan 2023 - Dec 2023	Purchased Calls	70,000			$3.50
Jan 2024 - Dec 2024	Purchased Calls	65,000			$3.50
Jan 2025 - Dec 2025	Purchased Calls	62,000			$3.50
Aug 2021 - Dec 2021	Costless Collars	70,000		$1.98	$3.00
Jan 2022 - Dec 2022	Costless Collars	47,370		$1.89	$3.17

Aquasition, LLC
Natural Gas - Henry Hub NYMEX:		(MMBTU)	(per MMBTU)	(per MMBTU)	(per MMBTU)
Aug - Dec 2021	Swaps	81,699	$3.02
Jan - Dec 2022	Swaps	78,904	$2.69
Jan - Dec 2023	Swaps	72,329	$2.48
Jan - Dec 2024	Swaps	65,574	$2.46
Jan - Mar 2025	Swaps	63,333	$2.72
Apr 2025 - Dec 2025	Purchased Puts	62,182		$2.27
Jan - Dec 2026	Purchased Puts	55,890		$2.35
Jan - Dec 2027	Purchased Puts	52,603		$2.37
Jan - Apr 2028	Purchased Puts	49,587		$2.50

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net (Loss) Income”, “Adjusted EBITDA” and “Free Cash Flow”. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income

Adjusted Net (Loss) Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, and litigation and other. Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

	(In thousands, except per share amounts)
	(Unaudited)

Net (loss) income	$(51,672)	$(746)	$(5,904)	$(52,418)	$60,076
Unrealized commodity derivative loss (gain)	66,083	16,334	37,992	82,418	(14,528)
Amortization of derivative premium	583	456	3,407	1,039	7,756
Bad debt reserve	8	—	47	8	83
Deferred tax (benefit) expense	(12,802)	(203)	(8,736)	(13,006)	(2,237)
Gain on debt transactions	—	—	(28,968)	—	(47,469)
Litigation and other	40	40	—	80	—
Adjusted Net Income (Loss)	$2,240	$15,881	$(2,162)	$18,121	$3,681

Basic and diluted adjusted (loss) earnings per common share	$0.02	$0.11	$(0.02)	$0.13	$0.03

Weighted Average Shares Outstanding	142,244	142,151	141,597	142,197	141,571

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA / Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net (loss) income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, gain on debt transactions, and litigation and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, plugging and abandonment costs and interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, plugging and abandonment costs and interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company and (ii) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net (loss) income	$(51,672)	$(746)	$(5,904)	$(52,418)	$60,076
Interest expense, net	16,530	15,034	14,816	31,564	31,926
Income tax benefit	(12,740)	(203)	(8,736)	(12,944)	(2,237)
Depreciation, depletion, amortization and accretion	30,952	26,637	29,483	57,589	68,609
Unrealized commodity derivative loss (gain)	66,083	16,334	37,992	82,418	(14,528)
Amortization of derivative premium	583	456	3,407	1,039	7,756
Bad debt reserve	8	—	47	8	83
Gain on debt transactions	—	—	(28,968)	—	(47,469)
Litigation and other	40	40	—	80	—
Adjusted EBITDA	$49,784	$57,552	$42,137	$107,336	$104,216

Investment in oil and natural gas properties and equipment	(4,281)	(1,575)	(4,596)	(5,856)	(14,138)
Purchases of furniture, fixtures and other	—	2	—	2	(70)
Asset retirement obligation settlements	(10,251)	(962)	(1,915)	(11,213)	(2,164)
Interest expense, net	(16,530)	(15,034)	(14,816)	(31,564)	(31,926)
Free Cash Flow	$18,722	$39,983	$20,810	$58,705	$55,918

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2021	2021	2020	2021	2020

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$1,230	$44,964	$9,154	$46,194	$93,478
Bad debt reserve	8	—	47	8	83
Litigation and other	40	40	—	80	—
Amortization of debt items and other items	(948)	(2,019)	(2,057)	(2,967)	(3,682)
Share-based compensation	(466)	(454)	(1,019)	(921)	(2,067)
Current tax benefit (expense) (1)	62	—	(30)	62	(30)
Changes in derivatives receivable (payable) (1)	21,751	(3,184)	(7,177)	18,567	2,160
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	1,326	2,209	26,488	3,536	(19,816)
Investment in oil and natural gas properties and equipment	(4,281)	(1,575)	(4,596)	(5,856)	(14,138)
Purchases of furniture, fixtures and other	—	2	—	2	(70)
Free Cash Flow	$18,722	$39,983	$20,810	$58,705	$55,918

(1)	A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax (benefit) expense	$(12,740)	$(203)	$(8,736)	$(12,944)	$(2,237)
Less: Deferred income taxes	(12,802)	(203)	(8,706)	(13,006)	(2,207)
Current tax benefit (expense)	$62	$—	$(30)	$62	$(30)

Changes in derivatives receivable:
Derivatives receivable (payable), end of period	$(7,289)	$(3,465)	$2,505	$(7,289)	$2,505
Derivatives receivable (payable), beginning of period	3,465	281	(9,682)	281	(345)
Derivative premiums paid	25,575	—	—	25,575	—
Change in derivatives receivable (payable)	$21,751	$(3,184)	$(7,177)	$18,567	$2,160

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-513-8689